SECOND AMENDMENT TO

KANNALIFE, INC.

2019 EQUITY INCENTIVE PLAN

WHEREAS, the Board of Directors and stockholders of Neuropathix, Inc. (fka Kannalife, Inc.) (the “Company”) adopted the Kannalife, Inc. 2019 Equity Incentive Plan (as amended to date, the “Plan”) on August 14, 2019;

WHEREAS, the Company amended its Articles of Incorporation on November 4, 2020 to change the Company’s name to Neuropathix, Inc.;

WHEREAS, pursuant to Section 4(a) of the Plan, a total of 11,500,000 shares of the common stock, par value $0.0001 per share, of the Company (the “Common Stock”) have been reserved for issuance under the Plan;

WHEREAS, the Company desires to amend the Plan to (i) update the Company’s name throughout and (ii) increase the number of shares of Common Stock issuable under the Plan to 20,000,000 shares, including shares previously issued thereunder; and

WHEREAS, Section 16 of the Plan permits the Company to amend the Plan from time to time, subject only to certain limitations specified therein;

NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan, subject to the approval of stockholders within one year from the date hereof, on March 12, 2021:

1. The Plan is amended to replace all references to “Kannalife, Inc.” with “Neuropathix, Inc.”

2. Section 4(a) of the Plan is hereby amended and restated to read in its entirety as follows:

(a) Shares Subject to the Plan. Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the Award Shares that may be issued pursuant to Stock Awards shall not exceed in the aggregate Twenty Million (20,000,000) shares of the Company’s Common Stock. Of such amount, Twenty Million (20,000,000) Award Shares may be issued pursuant to Incentive Stock Options. In the event that (a) all or any portion of any Stock Award granted or offered under the Plan can no longer under any circumstances be exercised or otherwise become vested, or (b) any Award Shares are reacquired by the Company which were initially the subject of a Stock Award Agreement, the Award Shares allocable to the unexercised or unvested portion of such Stock Award, or the Award Shares so reacquired, shall again be available for grant or issuance under the Plan.

3. In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Second Amendment to the 2019 Equity Incentive Plan as of March 12, 2021.

NEUROPATHIX, INC.

By:	/s/ Dean Petkanas
Name:	Dean Petkanas
Its:	Chief Executive Officer and Chairman